Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Clorox Company for the registration of debt securities and to the incorporation by reference therein of our report dated August 25, 2014, except for Note 2, as to which the date is December 4, 2014, with respect to the consolidated financial statements and schedule of The Clorox Company, and our report dated August 25, 2014, with respect to the effectiveness of internal control over financial reporting of The Clorox Company, included in The Clorox Company’s Current Report on Form 8-K dated December 4, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, CA

December 4, 2014